Exhibit 99.2
NUANCE COMMUNICATION INC. & SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Nuance Communications, Inc. and Subsidiaries:
Menlo Park, California
We have audited the accompanying consolidated balance sheets of Nuance Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the consolidated financial statement schedules listed in the Index as Schedule II. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 15, 2005

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$53,583	$40,206
Short-term investments	37,493	66,599
Accounts receivable, net of allowance for doubtful accounts of $583 and $837, respectively	13,953	13,934
Prepaid expenses and other current assets	3,839	4,246

Total current assets	108,868	124,985
Property and equipment, net	4,059	3,937
Long-term note receivable	5,005	—
Intangible assets, net	580	993
Restricted cash	11,109	11,113
Deferred income taxes	398	254
Other assets	238	215

Total assets	$130,257	$141,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,328	$1,086
Accrued liabilities	8,067	6,920
Current restructuring accrual	10,203	9,554
Current deferred revenue	8,157	7,731
Current portion of capital lease	—	33

Total current liabilities	27,755	25,324
Long-term deferred revenue	544	699
Long-term restructuring accrual	52,705	42,891
Other long-term liabilities	37	22

Total liabilities	81,041	68,936

Commitments and contingencies (Note 12)

Stockholders’ Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized; 36,077,623 and 34,995,251 shares issued and outstanding, respectively	36	35
Additional paid-in capital	332,521	329,975
Accumulated other comprehensive income	1,035	748
Accumulated deficit	(284,376)	(258,197)

Total stockholders’ equity	49,216	72,561

Total liabilities and stockholders’ equity	$130,257	$141,497

The accompanying notes are an integral part of these consolidated financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
Revenue:
License	$26,409	$28,207	$26,783
Service	15,806	14,266	8,191
Maintenance	15,662	12,565	9,111

Total revenue	57,877	55,038	44,085

Cost of revenue:
License	396	370	641
Service(1)	10,460	9,982	7,680
Maintenance(1)	2,634	2,548	3,374

Total cost of revenue	13,490	12,900	11,695

Gross profit	44,387	42,138	32,390

Operating expenses:
Sales and marketing (1)	26,727	28,179	39,712
Research and development(1)	14,504	15,310	14,153
General and administrative(1)	11,037	11,533	13,393
Non-cash compensation expense	73	28	928
Restructuring charges and asset impairments	19,737	9,375	37,275

Total operating expenses	72,078	64,425	105,461

Loss from operations	(27,691)	(22,287)	(73,071)
Interest and other income, net	1,097	1,180	2,687

Loss before income taxes	(26,594)	(21,107)	(70,384)
Provision for (benefit from) income taxes	(415)	(1,806)	800

Net loss	$(26,179)	$(19,301)	$(71,184)

Basic and diluted net loss per share	$(0.74)	$(0.56)	$(2.11)

Shares used to compute basic and diluted net loss per share	35,487	34,471	33,666

(1)	Excludes non-cash compensation expense as follows:

	Year Ended December 31,
	2004	2003	2002
Service and maintenance cost of revenue	$—	$1	$58
Sales and marketing	—	2	264
Research and development	73	6	423
General and administrative	—	19	183

	$73	$28	$928

The accompanying notes are an integral part of these consolidated financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(in thousands, except share amounts)

					Accumulated
			Additional	Deferred	Other
			Paid-In	Stock	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Common Stock		Capital	Compensation	Income (Loss)	Deficit	Equity	Loss
	Shares	Amount
Balance at January 1, 2002	33,198,051	$33	$324,371	$(1,532)	$(335)	$(167,712)	$154,825	$—
Exercise of common stock options	307,330	—	498	—	—	—	498	—
Repurchase of common stock	(3,355)		(11)				(11)
Reversal of issuance of stock repurchased in prior year	10,000		72				72
ESPP common stock issued	614,923	1	2,049				2,050
Amortization of deferred stock compensation	—	—	—	928	—	—	928	—
Deferred stock compensation adjustment	—	—	(383)	383		—	—	—
Issuance of shares for representations and warranties related to SpeechFront	16,588		1,743			—	1,743
Issuance of shares relating to SpeechFront founders retention and product milestones (See Note 4)	38,707		—			—	—
Unrealized gain on available-for-sale securities			—		284		284	284
Foreign currency translation gain			—		68		68	68
Net loss	—	—	—	—	—	(71,184)	(71,184)	(71,184)

Balance at December 31, 2002	34,182,244	$34	$328,339	$(221)	$17	$(238,896)	$89,273	$(70,832)

Exercise of common stock options	226,828	—	675	—	—	—	675	—
ESPP common stock issued	586,179	1	1,154				1,155
Amortization of deferred stock compensation	—	—	—	28	—	—	28	—
Deferred stock compensation adjustment	—	—	(193)	193	—	—	—	—
Unrealized loss on available-for-sale securities			—		(155)		(155)	(155)
Foreign currency translation gain			—		886		886	886
Net loss	—	—	—	—	—	(19,301)	(19,301)	(19,301)

Balance at December 31, 2003	34,995,251	$35	$329,975	$—	$748	$(258,197)	$72,561	$(18,570)

Exercise of common stock options	376,726	—	982	—	—	—	982	—
ESPP common stock issued	705,646	1	1,564				1,565
Unrealized loss on available-for-sale securities			—		(141)		(141)	(141)
Foreign currency translation gain			—		428		428	428
Net loss	—	—	—	—	—	(26,179)	(26,179)	(26,179)

Balance at December 31, 2004	36,077,623	$36	$332,521	$—	$1,035	$(284,376)	$49,216	$(25,892)

The accompanying notes are an integral part of these consolidated financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(26,179)	$(19,301)	$(71,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,586	3,804	4,287
Loss on fixed asset disposals	134	198	13
Amortization of intangible assets	413	412	568
Non-cash compensation expense	73	28	928
Allowance for doubtful accounts (recoveries)	(254)	167	(642)
Deferred income taxes	(144)	180	(141)
Asset impairments	—	—	887
Write-off of excess purchased software	—	—	275
Changes in operating assets and liabilities:
Accounts receivable	235	(5,751)	(1,309)
Prepaid expenses, other current assets and other assets	403	2,104	(1,112)
Restructuring accrual	10,463	(240)	23,542
Accounts payable	242	(505)	206
Accrued liabilities and other long-term liabilities	1,129	(2,192)	(1,211)
Deferred revenue	271	(524)	(1,882)

Net cash used in operating activities	(10,628)	(21,620)	(46,775)

Cash flows from investing activities:
Purchase of investments	(117,784)	(109,699)	(109,524)
Maturities of investments	146,725	126,682	68,030
Purchase of property and equipment	(2,842)	(1,609)	(3,016)
Long-term note receivable from Spanlink	(5,000)	—	—
Purchase of intangible assets	—	—	(375)
(Increase) decrease in restricted cash	4	(35)	137

Net cash provided by (used in) investing activities	21,103	15,339	(44,748)

Cash flows from financing activities:
Proceeds from Employee Stock Purchase Plan	1,565	1,155	2,049
Proceeds from exercise of common stock options	909	675	498
Reversal of issuance of stock purchased in prior year	—	—	72
Repurchase of common stock	—	—	(11)

Net cash provided by financing activities	2,474	1,830	2,608

Effect of exchange rate fluctuations	428	886	68

Net increase (decrease) in cash and cash equivalents	13,377	(3,565)	(88,847)
Cash and cash equivalents, beginning of period	40,206	43,771	132,618

Cash and cash equivalents, end of period	$53,583	$40,206	$43,771

Supplementary disclosures of cash flow information:
Cash paid during the period for:
Interest	$4	$27	$40
Income taxes	$382	$1,013	$536
Supplementary disclosures of non-cash transactions:
Unrealized gain (loss) on available-for-sale securities	$(141)	$(155)	$284
Issuance of shares related to SpeechFront	$—	$—	$1,743
The accompanying notes are an integral part of these consolidated financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND OPERATIONS
Nuance Communications, Inc. (together with its subsidiaries, the “Company”) was incorporated in July 1994 in the state of California, and subsequently reincorporated in March 2000 in the state of Delaware, to develop, market and support software that enables enterprises and telecommunications carriers to automate the delivery of information and services over the telephone. The Company’s software product lines consist of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. The Company sells its products through a combination of third-party resellers, original equipment manufacturers (“OEM”) and system integrators and directly to end-users.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated.
Use of Estimates
The preparation of the consolidated financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, restructuring accrual, income taxes, contingencies and percentage of completion estimates of certain revenue contracts. Actual results could differ from those estimates.
Certain Significant Risks and Uncertainties
The Company operates in a dynamic and highly competitive industry and believes that any of the following potential factors could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: the volatility of, and rapid change in, the speech software industry; potential competition, including competition from larger, more established companies with newer, better, or less expensive products or services; the Company’s dependence on key employees for technology and support; the Company’s failure to adopt, or develop products based on, new industry standards; changes in the overall demand by customers and consumers for speech software products generally, and for the Company’s products in particular; changes in, or the loss of, certain strategic relationships (particularly reseller relationships); the loss of a significant customer(s) or order(s); litigation or claims against the Company related to intellectual property, products, regulatory obligations or other matters; the Company’s inability to protect its proprietary intellectual property rights; adverse changes in domestic and international economic and/or political conditions or regulations; the Company’s inability to attract and retain employees necessary to support growth; liability with respect to the Company’s software and related claims if such software is defective or otherwise does not function as intended; a lengthy sales cycle which could result in the delay or loss of potential sales orders; seasonal variations in the Company’s sales due to patterns in the budgeting and purchasing cycles of our customers; the Company’s inability to manage its operations and resources in accordance with market conditions; the need for an increase in the Company’s restructuring accrual for the Pacific Shores facility; the failure to realize anticipated benefits from any potential acquisition of companies, products, or technologies; the Company’s inability to collect amounts owed to it by its customers; and the Company’s inability to develop localized versions of its products to meet international demand.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash and cash equivalents consist of money market accounts, certificates of deposit and deposits with banks. Cash and cash equivalents are recorded at cost which approximates fair value.
Valuation Allowance for Doubtful Accounts
The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by the Company’s review of their current credit information. The Company continually monitors collections and payments from customers and maintains a provision for estimated credit losses based on a percentage of its accounts receivable, the historical experience and any specific customer collection issues that the Company has identified. While such credit losses have historically been within the Company’s expectations and appropriate reserves have been established, the Company cannot guarantee that it will continue to experience the same credit loss rates that the Company has experienced in the past. Material differences may result in the amount and timing of revenue and or expenses for any period if management made different judgments or utilized different estimates.
Investments
The Company’s investments are comprised of U.S. Treasury notes, U.S. Government agency bonds, corporate bonds and commercial paper. Investments with remaining maturities of less than one year are considered to be short-term. All investments are held in the Company’s name at major financial institutions. At December 31, 2004, all of the Company’s investments were classified as available-for-sale and carried at fair value, which is determined based on quoted market prices, with net unrealized gains or losses included in “Accumulated other comprehensive income” in the accompanying consolidated balance sheets. Gains and losses are recognized in income when realized. As of December 31, 2004, the Company had no investment subject to other-than-temporary impairment.
Property and Equipment
Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment and software	2-3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of lease term or estimated useful life
Restricted Cash
The restricted cash represents investments in certificates of deposit. The restricted cash secures letters of credit required by landlords to meet rent deposit requirements for leased facilities in the U.S. and Canada.
Valuation of Long-lived Assets
The Company has assessed the recoverability of long-lived assets, including intangible assets other than goodwill, by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows according to the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Disposal of Long Lived Assets.” The Company assesses whether it will

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
recognize the future benefit of long-lived assets, including intangibles in accordance with the provisions of SFAS No. 144. For assets to be held and used, including acquired intangibles, the Company initiates its review annually or whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Significant management judgment is required in the forecasting of future operating results which are used in the preparation of projected discounted cash flows and should different conditions prevail, material write downs of net intangible assets and/or goodwill could occur.
The Company assesses the impairment of goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,”.
It is reasonably possible that the estimates of anticipated future gross revenue, the remaining estimated economic life of the products and technologies, or both, could differ from those used to assess the recoverability of these costs and result in a write-down of the carrying amount or a shortened life of acquired intangibles in the future. As of December 31, 2004, the Company has no goodwill balance.
Software Development Costs—Software to be sold
Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, these costs are capitalized. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technologies. Amounts that could have been capitalized were insignificant and, therefore, no costs have been capitalized to date.
Software Development Costs—Internal use
The Company purchased software for internal use during the twelve months ended December 31, 2004. Therefore, external direct costs of software development and payroll and payroll related costs incurred for time spent on the project by employees directly associated with the development are capitalized after the “preliminary project stage” is completed. Accordingly, the Company had capitalized $1.0 million and $0 related to software development for internal use as of December 31, 2004 and December 31, 2003, respectively.
Restructuring and Asset Impairment Charges
The Company accrues for restructuring costs when management approves and commits to a firm plan. Historically the main components of the Company’s restructuring plans have been related to workforce reductions, lease losses as a result of a decision not to occupy certain leased property and asset impairments. Workforce-related charges are accrued based on an estimate of expected benefits that would be paid out to the employees. To determine the sublease loss, after the Company’s cost recovery efforts from subleasing the building, certain assumptions are made relating to the (1) time period over which the building would remain vacant (2) sublease terms and (3) sublease rates. The Company establishes the reserves at the low end of the range of estimable cost against outstanding commitments, net of estimated future sublease income. These estimates are derived using the guidance provided in Staff Accounting Bulletin (“SAB”) No. 100, “Restructuring and Impairment Charges,” Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” and SFAS No.146 “Accounting for Costs Associated with Exit or Disposal Activities.” These reserves are based upon management’s estimate of the time required to sublet the property, the amount of sublet

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
income that may be generated between the date the property is not occupied and expiration of the lease for the unoccupied property as well as costs to maintain the property and anticipated costs to sublease the property. These estimates are reviewed and revised quarterly and may result in a substantial increase or decrease to restructuring expense should different conditions prevail than were anticipated in original management estimates.
Income Taxes
In preparing the Company’s consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which the Company operates. This process involves estimating actual current tax exposures together with assessing tax credits and temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company then assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, the Company must establish a valuation allowance. To the extent the Company establishes a valuation allowance or increases this allowance in a period, the Company includes an expense within the tax provision in its consolidated statement of operations. As of December 31, 2004, the Company had no contingencies.
Significant management judgment is required in determining the Company’s provision for income taxes, income tax credits, the Company’s deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. The Company has recorded a valuation allowance due to uncertainties related to its ability to utilize some of its deferred tax assets, primarily consisting of the utilization of certain net operating loss carry forwards and foreign tax credits before they expire. The valuation allowance is based on estimates of taxable income by the jurisdictions in which the Company operates and the period over which deferred tax assets will be recoverable. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company may need to establish an additional valuation allowance, which could impact the Company’s financial position and results of operations. As of December 31, 2004, the Company had no recorded tax contingencies.
Revenue Recognition
Revenues are generated from licenses, services and maintenance. All revenues generated from the Company’s worldwide operations are approved at its corporate headquarters, located in the United States. The Company applies the provisions of Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-9, “Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software products. The Company also recognizes some revenue based on SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” and EITF No. 03-05 “Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software.”
The Company’s license revenue consists of license fees for its software products. The license fees for the Company’s software products are calculated primarily by determining the maximum number of calls that may be simultaneously connected to its software.
For licensed products requiring significant customization, the Company recognizes license revenue using the percentage-of-completion method of accounting over the period that services are performed. For all license and service agreements accounted for under the percentage-of-completion method, the Company determines progress to completion based on actual direct labor hours incurred to date as a percentage of the estimated total direct labor hours required to complete the project. The Company periodically evaluates the actual status of each

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
project to ensure that the estimates to complete each contract remain accurate. A provision for estimated losses on contracts is made in the period in which the loss becomes probable and can be reasonably estimated. To date, these losses have not been significant. Costs incurred in advance of billings are recorded as costs incurred exceed the related billings on uncompleted contracts. If the amount of revenue recognized exceeds the amounts billed to customers, the excess amount is recorded as unbilled accounts receivable. If the amount billed exceeds the amount of revenue recognized, the excess amount is recorded as deferred revenue. Revenue recognized in any period is dependent on the Company’s percentage completion of projects in progress. Significant management judgment and discretion are used to estimate total direct labor hours required to complete the project. Any changes in or deviation from these estimates could have a material effect on the amount of revenue the Company recognizes in any period.
For licensed products that do not require significant customization of components, the Company recognizes revenue from the sale of software licenses when:
•	persuasive evidence of an arrangement exists;

•	the software and corresponding authorization codes have been delivered;

•	the fee is fixed and determinable;

•	collection of the resulting receivable is probable.
The Company uses a signed contract and either 1) a purchase order, 2) an order form or 3) a royalty report as evidence of an arrangement.
Products delivered with acceptance criteria or return rights are not recognized as revenue until all revenue recognition criteria are achieved. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred. Delivery is accomplished through electronic distribution of the authorization codes or “keys.” Occasionally the customer will require that the Company secure their acceptance of the system in addition to the delivery of the keys. Such acceptance, when required, typically consists of a demonstration to the customer that, upon implementation, the software performs in accordance with specified system parameters, such as recognition accuracy or transaction completion rates. In the absence of such required acceptance, the Company will defer revenue recognition until signed acceptance is obtained.
The Company considers the fee to be fixed and determinable when the price is not subject to refund or adjustments.
The Company assesses whether collection of the resulting receivable is probable based on a number of factors, including the customer’s past payment history and current financial position. If the Company determines that collection of a fee is not probable, the Company defers recognition of the revenue until the time collection becomes reasonably assured, which is upon receipt of the cash payment.
The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date if Vendor Specific Objective Evidence (“VSOE”) of the fair value of all undelivered elements exists. VSOE of fair value is based on the price charged when the element is sold separately, or if not yet sold separately, is established by authorized management. In situations where VSOE of fair value for undelivered elements does not exist, the entire amount of revenue from the arrangement is deferred and recognized when VSOE of fair value can be established for all undelivered elements or when all such elements are delivered. In situations where the only undelivered element is maintenance and VSOE of fair value

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
for maintenance does not exist, the entire amount of revenue from the arrangement is recognized ratably over the maintenance period. As a general rule, license revenue from third-party resellers is recognized when product has been sold through to an end user and such sales have been reported to the Company. However, certain third-party reseller agreements include time-based provisions on which the Company bases revenue recognition, in these instances, there is no right of returns possible.
The timing of license revenue recognition is affected by whether the Company performs consulting services in the arrangement and the nature of those services. In the majority of cases, the Company either performs no consulting services or the Company performs services that are not essential to the functionality of the software. When the Company performs consulting and implementation services that are essential to the functionality of the software, the Company recognizes both license and consulting revenue utilizing contract accounting based on the percentage of the consulting services that have been completed. This calculation is done in conformity with SOP No. 81-1; however, judgment is required in determining the percentage of the project that has been completed.
Service revenue consists of revenue from providing consulting, training and other revenue. Other revenue consists primarily of reimbursements for consulting out-of-pocket expenses incurred and recognized, in accordance with EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.” For services revenue, the Company requires 1) a signed contract, 2) statement of work and 3) purchase order or order form prior to recognizing any services revenue. The Company’s consulting service contracts are bid either on a fixed-fee basis or on a time-and-materials basis. For a fixed-fee contract, the Company recognizes revenue using the percentage of completion method. For time-and-materials contracts, the Company recognizes revenue as services are performed. Training service revenue is recognized as services are performed. Losses on service contracts, if any, are recognized as soon as such losses become known.
Maintenance revenue consists of fees for providing technical support and software upgrades and updates. The Company requires a signed contract and purchase order prior to recognizing any maintenance revenue. The Company recognizes all maintenance revenue ratably over the contract term for such maintenance. Customers have the option to purchase or decline maintenance agreements at the time of the license purchase. If maintenance is declined, a reinstatement fee is required when the customer decides to later activate maintenance. Customers generally have the option to renew or decline maintenance agreements annually during the contract term.
The Company’s standard payment terms are generally net 30 to 90 days from the date of invoice. Thus, a significant portion of the Company’s accounts receivable balance at the end of a quarter is primarily comprised of revenue from that quarter.
Deferred Revenue
The Company records deferred revenue primarily as a result of payments from customers received in advance of recognition of revenue.
The deferred revenue amount includes 1) unearned license revenues, which will be recognized as revenue when the appropriate revenue recognition criteria have been met, 2) prepaid maintenance and prepaid or unearned professional services that will be recognized as revenue as the services are performed or contract expiration periods lapse, and 3) license revenue subject to deferral as a result of applying percentage completion to certain contracts.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Foreign Currency Translation and Transactions
The functional currency of the Company’s foreign subsidiaries is deemed to be the local country’s currency. Consequently, assets and liabilities recorded in foreign currencies are translated at year-end exchange rates; revenues and expenses are translated at average exchange rates during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of “accumulated other comprehensive income” in the accompanying consolidated balance sheets. The effects of foreign currency transactions are included in “Interest and other income, net” in the accompanying consolidated statement of operations.
Comprehensive loss
In 2001, the Company adopted SFAS No. 130, “Reporting Comprehensive Income” which requires that an enterprise reports, by major components and in a single total, the change in its net assets from non-owner sources, which for the Company, is foreign currency translation and changes in unrealized gains and losses on investments.
Concentration of Credit Risks
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with financial institutions and consist of cash in bank accounts that exceed Federally insured limits. The Company does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for estimated potential bad debt losses.
Stock-based compensation.
The Company accounted for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, the Company records compensation expense related to stock options in the consolidated statement of operations when the exercise price of its employee stock-based award is less than the market price of the underlying stock on the date of the grant. Pro forma net loss and net loss per share information, as required by SFAS No. 123,” Accounting for Stock-Based Compensation,” has been determined as if the Company had accounted for all employee stock options granted, including shares issuable to employees under the Employee Stock Purchase Plan, under SFAS No. 123’s fair value method.
The Company amortizes the fair value of stock options on a straight-line basis over the required periods.
The pro forma effect of recognizing compensation expense in accordance with SFAS No. 123 is as follows:

	Year Ended December 31,
	2004	2003	2002
Net loss, as reported	$(26,179)	$(19,301)	$(71,184)
Add: Stock-based employee compensation expense included in net loss, net of tax	73	28	541
Less: Total stock-based employee compensation expense under fair value method for all awards, net of tax	(26,400)	(34,145)	(37,305)

Pro forma net loss	$(52,506)	$(53,418)	$(107,948)

Basic and diluted net loss per share—as reported	$(0.74)	$(0.56)	$(2.11)
Basic and diluted net loss per share—pro forma	$(1.48)	$(1.55)	$(3.21)

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Net Loss Per Share
Net loss per share is calculated under SFAS No. 128, “Earnings Per Share.” Basic net loss per share on a historical basis is computed by dividing the net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding for the period, excluding the weighted average common shares subject to repurchase. Diluted net loss per share is equal to basic net loss per share for all periods presented since potential common shares from conversion of the convertible preferred stock, stock options, warrants and exchangeable shares held in escrow are anti-dilutive. Shares subject to repurchase resulting from early exercises of options that have not vested are excluded from the calculation of basic net loss per share.
3. RECENT ACCOUNTING PRONOUNCEMENTS
In January 2003 the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) which was amended by FIN 46R issued in December 2003. FIN 46 addresses consolidation by business enterprises of variable interest entities (“VIE’s”) that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) for which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 requires consolidation of VIE’s for which the Company is the primary beneficiary and disclosure of a significant interest in a VIE for which the Company is not the primary beneficiary. As a result of the Company’s review, no entities were identified requiring disclosure or consolidation under FIN 46.
In March 2004, the FASB issued EITF No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” which provides new guidance for assessing impairment losses on debt and equity investments. The new impairment model applies to investments accounted for under the cost or equity method and investments accounted for under FAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” EITF No. 03-01 also includes new disclosure requirements for cost method investments and for all investments that are in an unrealized loss position. In September 2004, the FASB delayed the accounting provisions of EITF No. 03-01; however the disclosure requirements remain effective and the applicable ones have been adopted for the year ended December 31, 2004. The Company will evaluate the effect, if any, of EITF 03-01 when final guidance is issued.
In June 2004, the FASB issued Emerging Issues Task Force Issue No. 02-14 (“EITF 02-14”), “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock.” EITF 02-14 addresses whether the equity method of accounting applies when an investor does not have an investment in voting common stock of an investee but exercises significant influence through other means. EITF 02-14 states that an investor should only apply the equity method of accounting when it has investments in either common stock or in-substance common stock of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. The accounting provisions of EITF 02-14 are effective for reporting periods beginning after September 15, 2004. Adoption of EITF 02-14 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. SFAS No. 123R requires the Company to adopt the new accounting provisions effective for the Company’s third quarter of 2005. The Company has not yet quantified the effects of the adoption of SFAS 123R,

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
but the Company expects that the new standard may result in significant stock-based compensation expense. The pro forma effects on net income and earnings per share if the fair value recognition provisions of the original SFAS 123, which differs from the effect of SFAS 123R, had been applied to stock compensation awards (rather than applying the intrinsic value measurement provisions of Opinion 25) are disclosed in Note 2 of the consolidated financial statements.
In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FAS 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act (“AJCA”) of 2004.” The AJCA introduces a limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision. Although FSP 109-2 is effective immediately, the Company does not expect to be able to complete its evaluation of the repatriation provision until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision.
4. ACQUISITIONS
In August 2002, the Company purchased a set of two patents for $375,000. The patents are being amortized over the estimated useful life of five years. For each of the years ended December 31, 2004 and 2003, the Company amortized $75,000 annually and was included in the research and development expense of the company’s consolidated statement of operations.
During 2001, the Company entered into an agreement with a third-party that gives the Company non-exclusive intellectual property rights to text to speech software code. The Company paid $7.0 million for this purchased technology, which was capitalized and is being amortized over its estimated useful life of five years. The Company amortized $1.2 million to research and development in 2001. The Company also performed an impairment analysis for the year ended December 31, 2001. The asset was impaired and was written down by $4.4 million to its estimated fair value based on estimated discounted future cash flows. For each of the years ended December 31, 2004 and 2003, the Company amortized $0.3 million annually. The agreement includes a royalty clause whereby the Company pays 5% of all net revenue attributable to sublicenses of this technology to a third-party. The term of the royalty payments is eight years. There was no royalty payment payable for the years ended December 31, 2004 and 2003.
In 2000, the Company acquired all the outstanding shares of SpeechFront, Inc. Part of the consideration included 55,295 shares of the Company common stock (16,588 shares for representations and warranties in the purchase agreement, and 38,707 shares for the SpeechFront founders retention and product milestone achievement.). This consideration was contingently payable in the purchase agreement 18 months from the acquisition date and all shares were issued in 2002.
5. CONCENTRATIONS
Credit risk with respect to accounts receivable is diversified due to the large number of entities comprising the Company’s customer base and their dispersion across many different industries and geographies. The Company performs ongoing credit evaluations of its customers’ financial condition.
As of December 31, 2004, one customer accounted for more than 10% of the accounts receivable balance. As of December 31, 2003, three customers accounted for, individually, 13%, 12% and 12% of the accounts receivable balance.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
For the year ended December 31, 2004, no customer accounted for more than 10% of total revenue; for the year ended December 31, 2003, one customer accounted for 12% of total revenue; and for the year ended December 31, 2002, one customer accounted for 10% of total revenue.
In 2004, 2003 and 2002, the Company’s revenue attributable to indirect sales through third-party resellers was 53%, 58% and 74%, respectively. For each of the years ended December 31, 2004 and 2003, no third-party reseller accounted for more than 10% of total revenue; for the year ended December 31, 2002, one third-party reseller accounted for 10% of total revenue.
6. BALANCE SHEET DETAIL
In December 2004, the Company loaned $5,000,000 to Spanlink Communications, Inc. (“Spanlink”). The loan is evidenced by a promissory note of Spanlink, bearing interest at 2.45% per annum, with principal and all accrued interest payable in June 2007 (the “Note”). The obligations of Spanlink under the Note are collateralized by a security interest in all of Spanlink’s assets. The Company’s rights under the security interest are subordinated to certain other debt of Spanlink, including senior indebtedness up to a specified dollar amount. The amounts outstanding under the Note are convertible into Spanlink stock in certain circumstances. As of December 31, 2004, the unpaid principal amount, together with accrued interest, aggregated $5,005,000. Each quarter thereafter, the Company will review the Spanlink loan for possible impairment.
     Property and Equipment

	December 31,
	2004	2003
	(in thousands)
Computer equipment and software	$19,259	$16,941
Leasehold improvements	1,879	1,619
Furniture and fixtures	1,611	1,443

Total property and equipment	22,749	20,003
Less: Accumulated depreciation	(18,690)	(16,066)

Total	$4,059	$3,937

     Accrued Liabilities

	December 31,
	2004	2003
	(in thousands)
Accrued compensation	$2,347	$2,604
Accrued vacation	1,495	1,513
Accrued expenses	2,586	1,870
Deferred income taxes and income tax payable	427	547
Other accrued liabilities	1,212	386

Total	$8,067	$6,920

7. INVESTMENTS
The Company classifies investment securities based on management’s intention on the date of purchase and reevaluates such designation as of each balance sheet date. Securities are classified as available-for-sale and carried at fair value, which is determined based on quoted market prices, with net unrealized gains and losses included in “Accumulated other comprehensive income (loss)” in the accompanying consolidated balance sheet.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The components of the Company’s marketable securities were as follows (in thousands):

	As of December 31, 2004
		Unrealized	Unrealized	Fair
Investment Type	Cost	Gains	Losses	Value
U.S. government notes and bonds	$17,499	$—	$(39)	$17,460
Corporate bonds	15,620	—	(73)	15,547
Marketable securities	4,487	—	(1)	4,486

Total	$37,606	$—	$(113) *	$37,493

Short-term investments				$37,493
Long-term investments				—

Total				$37,493

*	As of December 31, 2004, $113,000 unrealized loss was for investments held less than 12 months.

	As of December 31, 2003
		Unrealized	Unrealized	Fair
Investment Type	Cost	Gains	Losses	Value
U.S. government notes and bonds	$41,683	$15	$(2)	$41,696
Corporate bonds	16,586	—	(9)	16,577
Marketable securities	8,325	1	—	8,326

Total	$66,594	$16	$(11)	$66,599

Short-term investments				$66,599
Long-term investments				—

Total				$66,599

The Company’s investments will mature as follows (in thousands):

	As of December 31, 2004
	Maturity
	Less than	Total
Investment Type	1 year	Fair Value
Government agency bonds	$17,460	$17,460
Corporate bonds	15,547	15,547
Marketable Securities	4,486	4,486

Total	$37,493	$37,493

8. INTANGIBLE ASSETS
Information regarding the Company’s intangible assets follows (in thousands):

	As of December 31, 2004
	Gross	Accumulated		Remaining
	Amount	Amortization	Net	Life
Patents Purchased	$375	$(175)	$200	33 months
Purchased Technology	2,618	(2,238)	380	14 months

Total	$2,993	$(2,413)	$580

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2003
	Gross	Accumulated		Remaining
	Amount	Amortization	Net	Life
Patents Purchased	$375	$(100)	$275	45 months
Purchased Technology	2,618	(1,900)	718	26 months

Total	$2,993	$(2,000)	$993

The total estimated amortization of the Patents Purchased and Purchased technology for each of the three fiscal years subsequent to December 31, 2004 is as follows (in thousands):

Amortization
Year Ended December 31,	Expense
2005	413
2006	117
2007	50

Total	$580

9. GUARANTEES
     Guarantees
As of December 31, 2004, the Company’s financial guarantees consist of standby letters of credit outstanding, representing the restricted cash requirements collateralizing the Company’s lease obligations. The maximum amount of potential future payment under the arrangement at December 31, 2004 were $10.9 million related to the Company’s Pacific Shores lease in California and $201,000 related to the Company’s Montreal lease, totaling $11.1 million presented as restricted cash on the Company’s consolidated balance sheets at December 31, 2004.
     Warranty
The Company does not maintain a general warranty reserve for estimated costs of product warranties at the time revenue is recognized due to the effectiveness of its extensive product quality program and processes.
     Indemnifications to Customers
The Company defends and indemnifies its customers for damages and reasonable costs incurred in any suit or claim brought against them alleging that the Company’s products sold to its customers infringe any U.S. patent, copyright, trade secret or similar right. If a product becomes the subject of an infringement claim, the Company may, at its option: (i) replace the product with another non-infringing product that provides substantially similar performance; (ii) modify the infringing product so that it no longer infringes but remains functionally equivalent; (iii) obtain the right for the customer to continue using the product at the Company’s expense and for the third-party reseller to continue selling the product; (iv) take back the infringing product and refund to customer the purchase price paid less depreciation amortized on a straight line basis. The Company has not been required to make material payments pursuant to these provisions historically. The Company has not identified any losses that are probable under these provisions and, accordingly, the Company has not recorded a liability related to these indemnification provisions.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Indemnifications to Officers and Directors
The Company’s corporate by-laws require that the Company indemnify its officers and directors, as well as those who act as directors and officers of other entities at its request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to the Company. In addition, the Company has entered into separate indemnification agreements with each director, each board-appointed officer of the Company and certain other key employees of the Company that provides for indemnification of these directors, officers and employees under similar circumstances. The indemnification obligations are more fully described in the by-laws and the indemnification agreements. The Company purchases insurance to cover claims, or a portion of claims, made against its directors and officers. Since a maximum obligation of the Company is not explicitly stated in the Company’s by-laws or in its indemnification agreements and will depend on the facts and circumstances that arise out of any future claims, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not made payments related to these obligations, and the estimated fair value for these obligations is zero on the consolidated balance sheet as of December 31, 2004.
     Other Indemnifications
As is customary in the Company’s industry and as provided for in local law in the U.S. and other jurisdictions, many of its standard contracts provide remedies to others with whom the Company enters into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of its products. From time to time, the Company indemnifies its suppliers, contractors, lessors, lessees and others with whom the Company enters into contracts, against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of its products and services, the use of their goods and services, the use of facilities, the state of the assets and businesses that the Company sells and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time the Company also provides protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In the Company’s experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material. At December 31, 2004, there were no claims for such indemnifications.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
10. NET LOSS PER SHARE
The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31,
	2004	2003	2002
Net loss attributable to common stockholders	$(26,179)	$(19,301)	$(71,184)

Calculation of loss per share—basic and diluted:
Weighted average shares of common stock outstanding—basic and diluted	35,487	34,482	33,734
Less: Weighted average shares of common stock subject to repurchase—basic and diluted	—	(11)	(68)

Weighted average shares used in computing net loss per share—basic and diluted	35,487	34,471	33,666

Basic and diluted net loss per share	$(0.74)	$(0.56)	$(2.11)

The total number of shares excluded from diluted net loss per share was 9,475,000 shares, 9,523,000 shares and 7,371,000 shares as of December 31, 2004, 2003 and 2002, respectively.
11. RESTRUCTURING CHARGES AND ASSET IMPAIRMENTS
In 2001, the Company reduced its workforce by 80 employees, with reductions ranging between 10% and 20% across all functional areas and affecting several locations. In 2002, the Company reduced its workforce by another 114 employees, primarily to realign the sales organization, to align the cost structure with changing market conditions and to create a more efficient organization. In 2003, the Company reduced its general and administrative workforce by 9%, or five employees, to further realign the organizational structure. In 2004, the Company reduced its product management and engineering workforce by 16 employees, approximately 5% of the total workforce, to lower the overall cost structure and allow the Company to hire additional sales and outbound marketing resources.
The Company will continue to evaluate its resource and skills requirements and, adjust its staffing appropriately, including decreasing its workforce in some areas or functions if required. The Company may also in the future be required to increase its workforce to respond to changes or growth in its business, and as a result may need to expand its operational and human resources, as well as its information systems and controls, to support any such growth. Such expansion may place significant demands on the Company’s management and operational resources.
In connection with the 2001 reduction in workforce plan, the Company decided not to occupy its Pacific Shores facility. This decision resulted in a lease loss of $32.6 million for the year ended December 31, 2001, comprised of sublease loss, broker commissions and other facility costs. To determine the sublease loss, the loss after the Company’s cost recovery efforts to sublease the building, certain assumptions were made relating to the (1) time period over which the building will remain vacant, (2) sublease terms and (3) sublease rates. The Company established the reserves at the low end of the range of estimable cost against outstanding commitments, net of estimated future sublease income. These estimates were derived using the guidance provided in SAB No. 100, “Restructuring and Impairment Charges,” and EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” The lease loss was increased in August 2002, September 2003 and September 2004, as described below and will

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
continue to be adjusted in the future upon triggering events (change in estimate of time to sublease, actual sublease rates, or other factors as these changes become known).
     Fiscal Year 2002
In January 2002, with the approval of its Board of Directors, the Company implemented a restructuring plan to reduce its workforce. The restructuring was primarily to realign the sales and professional services structure. The Company recorded a restructuring charge of $1.3 million during the three months ended March 31, 2002, consisting primarily of payroll and related expenses associated with reducing headcount. This amount was paid out as of December 31, 2002.
In August 2002, with the approval of its Board of Directors, the Company implemented a restructuring plan to reduce its worldwide workforce to realign its expense structure with near term market opportunities. In connection with the reduction of workforce, the Company recorded a charge of $2.6 million primarily for severance and related employee termination costs. It was fully paid off as of December 31, 2003. For the third quarter 2003, it also reversed an excess accrual for this restructuring plan, which resulted in the recording of $0.2 million as a credit to the restructuring charge line.
The restructuring plan also included the consolidation of facilities through the closing of certain international offices that resulted in a charge of $0.7 million, which was fully paid out during the first quarter of 2004.
In addition, in fiscal year 2002, the Company recorded an increase in its previously reported real estate restructuring accrual related to its unoccupied leased facility. This additional charge of $31.8 million resulted from an analysis of the time period during which the California property is likely to remain vacant and prospective sub-lease terms and sub-lease rates.
     Fiscal Year 2003
During the third quarter of 2003, with the approval of its Board of Directors, the Company implemented a restructuring plan to reduce its general and administrative workforce to realign the organizational structure. The Company recorded a restructuring charge of $0.2 million primarily for severance and termination costs relating to the reduction in workforce. As of December 31, 2003, all severance payments were fully paid. In addition, the Company revised the estimate for the August 2002 restructuring plan, which resulted in a $0.2 million credit to the restructuring expense.
During the third quarter of 2003, Company reviewed the earlier estimate for the lease loss for its unoccupied leased facility and the condition of the San Francisco Bay Area commercial real estate market. The Company estimated that it might take an additional 18 months to sublease this unoccupied facility. The Company also reduced the estimates for the expected sublease rates. This evaluation resulted in recording an additional lease loss of $10.4 million, which was recorded as part of the restructuring expense.
     Fiscal Year 2004
In September 2004, with the approval of its Board of Directors, the Company reduced its headcount in engineering, product management by 16 employees, to lower its overall cost structure and to allow the Company to reallocate resources to its sales operations and outbound marketing efforts. This resulted in a severance charge of $574,000 recorded as restructuring expense on the consolidated statement of operations.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
In September 2004, the Company reviewed its earlier estimate for its unoccupied leased facility and the condition of the San Francisco Bay Area real estate market. The Company estimated that it might take an additional 18 months to sublease this unoccupied facility. The Company also lowered the estimates for the expected sublease rates due to the condition of San Francisco Bay Area real estate market. This evaluation resulted in recording an additional lease loss of $19.2 million, which was recorded as restructuring expense on the consolidated statement of operations.
During the preparation of the Company’s consolidated financial statements for the three and nine months ended September 30, 2004, the Company discovered that an immaterial mathematical error had been made in the third quarter 2003 revaluation of the restructuring accrual calculation for the unoccupied leased facility. The Company increased the third quarter 2004 restructuring accrual by $748,000 to adjust for this error, included in the $19.2 million mentioned in the preceding paragraph.
As of December 31, 2004, the Company expects the remaining future net cash outlay under the restructuring plans for its unoccupied lease facility to be $62.9 million, of which $10.2 million of the lease loss is to be paid out over the next 12 months and $52.7 million is to be paid out over the remaining life of the lease of approximately eight years.
As noted, the Company has recorded a lease loss related to future lease commitments for its unoccupied lease facility, net of estimated sublease income. However, given the condition of the San Francisco Bay Area commercial real estate market, the Company may be required to periodically reevaluate the components of the estimated sublease income, because such components affect the estimated lease loss for the unoccupied leased facility. Specifically, the Company is required to reevaluate the time that it might take to sublease this unoccupied facility, as well as the expected sublease rates. This evaluation may result in additional lease loss of up to approximately $22 million if the facility is not subleased at any time during the balance of the term of the related lease, which would increase the restructuring charges by the amount of that loss.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The restructuring charges and balance are as follows (in thousands):

		Severance	Asset
	Lease	and	Write	Total
	Loss	Related	Down	Restructuring
Balance at December 31, 2001	$29,043	$100	$—	$29,143
Total charges for the year ending December 31, 2002	31,829	—	$—	31,829
Amount utilized in the year ended December 31, 2002	(9,342)	(100)	—	(9,442)

Balance at December 31, 2002	$51,530	$—	$—	$51,530

Total charges for the year ending December 31, 2003	$11,316	$—	$(943)	$10,373
Amount utilized in the year ending December 31, 2003	(10,477)	—	943	(9,534)

Balance at December 31, 2003	$52,369	—	—	$52,369

As of December 31, 2003:
Current restructuring accrual	$9,478	$—	$—	$9,478

Long-term restructuring accrual	$42,891	$—	$—	$42,891

Total charges for the year ended December 31, 2004	$19,223	$—	$—	$19,223
Amount utilized in the year ended December 31, 2004	(8,765)	—	—	(8,765)

Balance at December 31, 2004	$62,827	—	—	$62,827

As of December 31, 2004:
Current restructuring accrual	$10,122	$—	$—	$10,122

Long-term restructuring accrual	$52,705	$—	$—	$52,705

2002 Plan
Balance at December 31, 2003	$35	$—	$—	$35
As of December 31, 2003:
Current restructuring accrual	$35	$—	$—	$35

Total charges for the year ended December 31, 2004	—	—	—	—
Amount utilized in the year ended December 31, 2004	(35)	—	—	(35)

Balance at December 31, 2004	$—	—	—	$—

2003 Plan
Balance at December 31, 2003	$—	$41	$—	$41
As of December 31, 2003:
Current restructuring accrual	$—	$41	$—	$41
Total charges for the year ended December 31, 2004	—	—	—	—
Amount utilized in the year ended December 31, 2004	—	(41)	—	(41)

Balance at December 31, 2004	$—	—	—	$—

2004 Plan
Total charges for the year ended December 31, 2004	—	558	—	558
Amount utilized in the year ended December 31, 2004	—	(477)	—	(477)

Balance at December 31, 2004	$—	81	—	81

Summary for balance at December 31, 2003 (All restructuring plans)
Restructuring accrual: Current	$9,513	$41	$—	$9,554

Restructuring accrual: Long-term	$42,891	$—	$—	$42,891

Summary for balance at December 31, 2004
Restructuring accrual: Current	$10,122	$81	$—	$10,203

Restructuring accrual: Long-term	$52,705	$—	$—	$52,705

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Asset impairments
In February 2003, the Company received cash and recorded an asset impairment credit of $0.9 million related to a refund of tenant improvement costs for the building the Company did not occupy, following the landlord’s reconciliation of tenant improvement costs. This credit was recorded in restructuring charges and asset impairments in the consolidated statements of operations.
In 2002, in connection with the August 2002 restructuring plan, the Company wrote off certain fixed assets as a result of consolidating and closing of certain international offices and recorded an asset impairment charge of $0.9 million.
12. COMMITMENTS AND CONTINGENCIES
     Operating leases
In May 2000, the Company entered into a lease for its Pacific Shore facility. The lease has an eleven-year term, which began in August 2001. A $10.9 million certificate of deposit secures a letter of credit required by the landlord for a rent deposit. In conjunction with the April 2001 restructuring plans, the Company decided not to occupy this leased facility. In 2004, the Company reviewed its earlier estimate for the unoccupied leased facility and the condition of the San Francisco Bay Area real estate market and estimated that it might take an additional 18 months to sublease this unoccupied facility. The Company also lowered the estimates for the expected sublease rates due to the condition of San Francisco Bay Area real estate market. This evaluation resulted in recording an additional lease loss of $19.2 million in 2004. The future minimum lease payments table referenced below does not include estimated sublease income, as there are no sublease commitments as of December 31, 2004.
In June 2004, the Company signed lease agreements for three office buildings in the Menlo Park location, under which the Company leases an aggregate of approximately 49,000 square feet. Each of the leases has a five-year term, expiring in August 2009 without renewal options. The initial aggregate monthly cash payment for these three leases totals approximately $42,000.
The Company leases its facilities under non-cancelable operating leases with various expiration dates through July 2012. Rent expense is recognized on a straight-line basis over the lease term for leases that have scheduled rental payment increases. Rent expense for the years ended December 31, 2004, 2003 and 2002 was approximately $1.9 million, $2.2 million and $2.7 million, respectively.
As of December 31, 2004, future minimum lease payments under these agreements (excluding sublease income), including the Company’s unoccupied leased facility and lease loss portion of the restructuring charges, are as follows (in thousands):

Operating
Fiscal Year Ending December 31,	Leases
2005	$9,337
2006	9,299
2007	9,505
2008	9,535
2009	9,648
Thereafter	25,500

Total future minimum lease payments	$72,824

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Employment Agreements
In April 2003, the Company entered into an employment agreement with its President and Chief Executive Officer. This employment agreement provides for annual base salary compensation, variable compensation, stock option grants, and stock option acceleration and severance payments in the event of termination of employment under certain defined circumstances or upon a change in control of the Company. Variable and equity compensation are subject to adjustments based on the Company’s financial performance and other factors. The agreement has been extended, according to its terms, until April 2006.
     Legal
In April 2004, the Company was served with a civil complaint filed by Voice Capture, Inc. in the United States District Court for the Southern District of Iowa (the “Complaint”). The Complaint, which names as defendants the Company, Intel Corporation and Dialogic Corporation, alleges that certain software and services of the defendants infringe upon certain claims contained in U.S. Patent No. Re 34,587 (“Interactive Computerized Communications Systems with Voice Input and Output”). In January 2005, the Company settled the case for an amount that is less than half of the projected legal fees and cost to defend the case through trial. This amount was recorded in the “General and Administrative” line of the Consolidated Statements of Operations. As a result of the settlement, the case has been dismissed with prejudice and the plaintiff has released all claims it may have against the Company.
In August 2001, the first of a number of complaints was filed, in the United States District Court for the Southern District of New York, on behalf of a purported class of persons who purchased the Company’s stock between April 12, 2000, and December 6, 2000. Those complaints have been consolidated into one action. The complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company’s initial public offering of securities. The complaint makes claims for violation of several provisions of the federal securities laws against those underwriters, and also against the Company and some of the Company’s directors and officers. Similar lawsuits, concerning more than 250 other companies’ initial public offerings, were filed in 2001. In February 2003, the Court denied a motion to dismiss with respect to the claims against the Company. In the third quarter of 2003, a proposed settlement in principle was reached among the plaintiffs, issuer defendants (including the Company) and the issuers’ insurance carriers. The settlement calls for the dismissal and release of claims against the issuer defendants, including the Company, in exchange for a contingent payment to be paid, if necessary, by the issuer defendants’ insurance carriers and an assignment of certain claims. The timing of the conclusion of the settlement remains unclear, and the settlement is subject to a number of conditions, including approval of the Court. The settlement is not expected to have any material impact upon us, as payments, if any, are expected to be made by insurance carriers, rather than by the Company. In July 2004, the underwriters filed a motion opposing approval by the court of the settlement among the plaintiffs, issuers and insurers. In March 2005, the court granted preliminary approval of the settlement, subject to the parties agreeing to modify the term of the settlement which limits each underwriter from seeking contribution against its issuer for damages it may be forced to pay in the action. In the event a settlement is not concluded, the company intends to defend the litigation vigorously. The Company believes it has meritorious defenses to the claims against the Company.
In addition, the Company is subject, from time to time, to various other legal proceedings, claims and litigation that arise in the normal course of business. While the outcome of any of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
13. STOCKHOLDERS’ EQUITY
     Stock Purchase Rights
In December 2002, the Board of Directors approved a Stock Purchase Rights Plan, which declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Common Stock, $0.001 par value, of the Company. The distribution was paid, as of January 3, 2003, to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of its Series A Preferred Stock, $0.001 par value, at a price of $22.00 per share.
     Warrant—GM Onstar
In December, 2000, the Company issued to GM OnStar, a customer, a warrant to purchase 100,000 shares of common stock at an exercise price of $138.50 per share, subject to certain anti-dilution adjustments. The warrant was exercisable at the option of the holder, in whole or part, at any time between January 17, 2001 and August 2002. In January 2001, the Company valued the warrant at $0.5 million, utilizing the Black-Scholes valuation model, using the following assumptions; risk-free interest rate of 5.5%, expected dividend yields of zero, expected life of 1.5 years, and expected volatility of 80%. The Company amortized $0.2 million and $0.3 million related to this warrant in 2002 and 2001, respectively. The warrant was fully amortized and expired unexercised in August 2002.
     1994 and 1998 Stock Option Plans
On September 1, 2000, the 1994 Flexible Stock Incentive Plan was terminated. Upon termination of the plan, all unissued options were cancelled.
In August 1998, the Board of Directors approved the 1998 Stock Plan, which terminated upon the Company’s initial public offering In April, 2000. As a result of the termination, the shares remaining available for grant under the 1998 Stock Plan were transferred to the Company’s 2000 Stock Plan. Options issued under the 1998 Stock Plan have a term of ten years from the date of grant and generally vest 25% after one year, then ratably on a monthly basis over the succeeding three years. Due to the termination of the 1998 Stock Plan, options issued to employees under that plan that expire or become unexercisable will not be available for future distribution under the 2000 Stock Plans.
     2000 Stock Plan
In February 2000, the Board of Directors and stockholders approved the 2000 Stock Plan. The 2000 Stock Plan, which became effective as of the Company’s initial public offering in April, 2000, assumed the remaining shares reserved under the 1998 Stock Plan. Accordingly, no future grants will be made under the 1998 Stock Plan. Under the 2000 Stock Plan, the Board of Directors may grant options to purchase the Company’s common stock to employees, directors, or consultants at an exercise price of not less than 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The 2000 Stock plan will terminate automatically in January 2010, unless terminated earlier by the Company’s Board of Directors. Options issued under the 2000 Stock Plan have a term of ten years from the date of grant and vest 25% after one year, then ratably on a monthly basis over the succeeding three years. Pursuant to the terms of the 2000 stock plan, the number of shares reserved under the 2000 stock plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 4,000,000 shares, (b) 6% of the Company’s shares outstanding on the last day of the preceding fiscal year, or (c) a lesser amount determined by the Board of Directors. The plan was increased by 2,099,715 shares, 2,050,934 shares and 1,991,883 shares in 2004, 2003 and 2002, respectively.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     2001 Non-statutory Stock Option Plan
In May 2001, the Board of Directors approved the 2001 Non-statutory Stock Option Plan. The Company reserved a total of 500,000 shares of its common stock for issuance under this plan. In November, 2002, the Board of Directors authorized an additional 850,000 shares of the Company’s common stock for issuance under the plan. Under the 2001 Non-statutory Stock Option Plan, the Board of Directors may grant options to purchase the Company’s common stock to employees and consultants. Options may not be granted to Officers and Directors, except in connection with an Officer’s initial service to the Company. The Plan will expire by its own terms in 2011, unless terminated sooner by the Board. Options issued under the 2001 Non-statutory Stock Option Plan have a term of ten years from the date of grant and vest 25% after one year, then ratably on a monthly basis over the remaining three years.
     Stock Option Exchange Program
On March 1, 2002, the Company filed a tender offer document with the SEC for an employee Stock Exchange Program. This was a voluntary stock option exchange program for all qualified employees. The exchange program was not available to executive officers, directors, consultants or former employees. Under the program, employees were given the opportunity to elect to cancel outstanding stock options that had an exercise price of $15.00 or greater under the 1998 Stock Plan and 2000 Stock Plan held by them in exchange for new options to be granted under the 2000 Stock Plan at a future date at the then current fair market value. The new options were to be granted no earlier than the first business day that is six months and one day after the cancellation date of the exchanged options. The exercise price per share of the new options was to be 100% of the fair market value on the date of grant, as determined by the closing price of the Company’s common stock reported by NASDAQ National Market for the last market trading day prior to the date of grant. These elections were made by March 29, 2002 and were required to include all options granted during the prior six-month period. In April 1, 2002, stock options in the amount of 1,492,389 were cancelled relating to this program. On October 4, 2002, employees who participated in the stock option exchange program were granted new options under the 2000 Stock Plan with an exercise price of $1.65. There were 967,012 stock options for common stock granted relating to this program. All the stock option grants were vested at 1/8 of the shares subject to the option at the date of grant and 1/48th of the shares subject to the option shall vest each month thereafter. Under the provisions of APB No. 25 no compensation expense has been recognized in the Company’s consolidated statement of operations for the issuance of the replacement options.
     Employee Stock Purchase Plan
In February 2000, the Board of Directors and stockholders approved the 2000 Employee Stock Purchase Plan (“the Purchase Plan”). The Company reserved a total of 1,000,000 shares of common stock for issuance under this plan, which became effective as of the Company’s initial public offering on April 13, 2000. The Purchase Plan is administered over offering periods of 24 months each, with each offering period divided into four consecutive six-month purchase periods beginning November 1 and May 1 of each year. Eligible employees can contribute up to 15% of their compensation each pay period for the purchase of common stock, not to exceed 2,000 shares per six-month period. On the last business day of each purchase period, shares of common stock are purchased with the employee’s payroll deductions accumulated during the six months, at a purchase price per share of 85% of the market price of the common stock on the employee’s entry date into the applicable offering period or the last day of the applicable offering period, whichever is lower.
The number of shares reserved under the Purchase Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 1,500,000 shares, (b) 2% of the Company’s shares outstanding on the last day of the preceding fiscal year, or (c) any lesser amount determined by the Board of

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Directors. The plan increased by 699,905 shares, 683,644 shares and 663,961 shares for 2004, 2003 and 2002, respectively.
In 2004, 2003 and 2002, approximately 706,000 shares, 586,000 shares and 615,000 shares were issued under this plan, respectively, representing employee contributions of approximately $1.6 million, $1.2 million and $2.0 million, respectively. As of December 31, 2004, approximately 466,805 shares were available for issuance under the Employee Stock Purchase Plan.
Option activity under the Stock Option Plans is as follows (in thousands, except per share data):

		Options
		Outstanding
	Shares		Weighted
	Available	Number	Average
	for	of	Exercise
	Grant	shares	Price
January 1, 2002 (2,330,000 shares exercisable at weighted average exercise price of $24.32 per share)	459	8,181	$26.07
Authorized	2,842	—	—
Options granted (weighted average fair value of $2.24 per share)	(3,180)	3,180	2.99
Options exercised	—	(307)	1.62
Options cancelled	3,683	(3,683)	41.47
Options terminated	(906)	—	9.86

December 31, 2002 (2,895,000 shares exercisable at weighted average exercise price of $12.80 per share)	2,898	7,371	$9.35
Authorized	2,051	—	—
Options granted (weighted average fair value of $2.69 per share)	(3,233)	3,233	3.51
Options exercised	—	(228)	2.99
Options cancelled	853	(853)	17.96
Options terminated	(127)	—	10.53

December 31, 2003 (4,573,000 shares exercisable at weighted average exercise price of $9.07 per share)	2,442	9,523	$6.75
Authorized	—	—	—
Options granted (weighted average fair value of $4.10 per share)	(1,996)	1,996	5.31
Options exercised	—	(377)	2.41
Options cancelled	1,667	(1,667)	9.04
Options terminated	(419)	—	10.48

December 31, 2004 (5,545,000 shares exercisable at weighted average exercise price of $7.44 per share)	1,694	9,475	$6.22

As of December 31, 2004, the Company had reserved 11,636,000 shares of its common stock for future issuance.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The following table summarizes the stock options outstanding and exercisable as of December 31, 2004:

		Options
		Outstanding		Options Exercisable
		Weighted	Weighted
		Average	Average		Weighted
Range of	Number	Remaining	Exercise	Number	Average Exercise
Exercise Prices	of Shares	Contract Life	Price	Exercisable	Price
(in $)	(in thousands)	(in years)	(in $)	(in thousands)	(in $)
$0.0 – 5.0	5,324	8.0	$3.03	2,335	$2.58
5.0 – 10.0	2,797	6.5	7.91	1,970	8.09
10.0 – 13.0	760	6.2	11.80	651	11.80
13.0 – 17.0	514	5.2	14.92	509	14.93
17.0 – 35.0	39	5.7	31.71	39	31.70
35.0 – 52.5	16	6.0	38.59	16	38.59
52.5 – 70.0	11	5.9	59.48	11	59.48
70.0 – 105.0	5	5.8	89.00	5	89.00
105.0 – 122.5	9	5.7	112.52	9	112.52

	9,475	7.2	$6.22	5,545	$7.44

The following table summarizes the detailed information for each plan:

					All
	1994	1998	2000	2001 option	option plans	Employee Stock
	option plan	option plan	option plan	plan	total	Purchase Plan
Number of shares to be issued upon the exercise of outstanding options	79,376	1,768,824	6,400,049	1,227,228	9,475,477	2,523,977
Weighted average exercise price of the outstanding options	$1.18	$9.83	$5.81	$3.48	$6.22	$3.78
Number of shares available for future issuance	—	—	1,583,761	110,513	1,694,274	466,805
     Deferred Stock Compensation
The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company records deferred stock compensation equal to the difference between the grant price and fair value of the Company’s common stock on the date of grant. In connection with the grant of stock options prior to the Company’s initial public offering, the Company recorded deferred stock compensation of approximately $8.7 million within stockholders’ equity, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. This amount was presented as a reduction of stockholders’ equity and being amortized over the vesting period of the applicable options. Relating to approximately 3,152,000 stock options granted before initial public offering at a weighted average exercise price of $8.58, for the years ended December 31, 2003 and 2002, the Company recorded amortization of deferred compensation of $0.2 million and $0.9 million. During the same periods, the Company reversed excess amortization of deferred stock compensation due to termination of employees of ($0.2) million and ($0.4) million, resulting in no net expense for deferred compensation and $0.5 million, respectively. For the year ended December 31, 2002, the Company reversed approximately $0.1 million of deferred stock compensation into additional paid-in capital, representing

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
unamortized deferred stock compensation relating to forfeitures of stock options by terminated employees. Deferred stock-based compensation was fully amortized as of December 31, 2003.
In 2000, the Company acquired all the outstanding shares of SpeechFront, Inc. Part of the consideration included 55,295 shares of the Company common stock (16,588 shares for representations and warranties in the purchase agreement, and 38,707 shares for the SpeechFront founders retention and product milestone achievement). This consideration was contingently payable in the purchase agreement 18 months from the acquisition date and was issued in 2002. In connection with the SpeechFront acquisition, the Company recorded deferred compensation expense $0.4 million for the year ended December 31, 2002. SpeechFront related deferred compensation was fully amortized as of December 31, 2002.
     SFAS No. 123 Fair Value Disclosures
Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, SFAS No. 123 requires the disclosure of pro forma net income (loss) as if the Company had adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. The Company’s calculations were made using the Black-Scholes option pricing model, which requires subjective assumptions, including expected time to exercise, which greatly affects the calculated values and the resulting pro forma compensation cost may not be representative of that to be expected in future periods. The Company amortizes the fair value of stock options on a straight-line basis over the required periods.
The following weighted average assumptions were used in the estimated grant date fair value calculation for the Company stock option awards:

	Stock Options			Employee Stock Purchase Plan
	Year ended December 31,			Year ended December 31,
	2004	2003	2002	2004	2003	2002
Risk-free interest rate	2.73 — 3.85%	2.37 — 3.27%	2.4%	1.17 — 2.20%	1.02 — 1.15%	1.23 — 1.91%
Expected dividend yield	—	—	—	—	—	—
Expected life of option (in years)	4.66 — 5.13	4.63 — 5.1	4.06	0.5	0.5	0.5
Volatility	102.4 — 108.0%	102.3 — 104.9%	111.06%	37.60 — 46.94%	44.72 — 51.67%	53.26 — 78.26%
Under the above Black-Scholes option valuation model assumptions,
•	The weighted average fair value of stock options granted during 2004, 2003 and 2002 was $4.10, $2.69 and $2.24, respectively. The fair value of each option grant was estimated on the date of grant.

•	The weighted average fair value of purchase rights granted pursuant to the Employee Stock Purchase Plan was $2.53, $3.79 and $0.98 for the year 2004, 2003 and 2002, respectively.
14. 401(k) PLAN
The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan provides for tax-deferred salary deductions and after-tax employee contributions. The Company does not make contributions to the plan.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
15. INCOME TAXES
The total provision for (benefit from) income taxes consists of the following components (in thousands):

	2004	2003	2002
Current
State	$17	$16	$114
Foreign	(500)	(1,451)	827

Total	(483)	(1,435)	941

Deferred
Foreign	68	(371)	(141)

Total provision	$(415)	$(1,806)	$800

The components of the net deferred income tax asset as of December 31 were as follows (in thousands):

	2004	2003
Deferred tax assets
Net operating loss carry forwards	$77,809	$73,883
Tax credit carry forwards	5,078	4,069
Capital loss carry forwards – foreign	2,546	2,370
Asset impairment on purchased technology	1,975	2,115
Deferred revenue	212	463
Accrued restructuring charges	29,830	27,996
Accruals and reserves	3,811	2,525

Gross deferred tax asset	121,260	113,421
Valuation allowance	(121,212)	(113,304)

Net deferred tax asset	$48	$117

As of December 31, 2004, 2003, and 2002, the net deferred tax asset consists of foreign subsidiary temporary differences on accruals and reserves. Net deferred tax asset $48,000 is included in the Consolidated Balance Sheet in two lines, “Deferred income taxes”, and “Accrued liabilities” lines.
As of December 31, 2004, the Company has cumulative net operating loss carry forwards for federal and California income tax reporting purposes of approximately $204.2 million and $62.1 million respectively. The federal net operating loss carry forwards expire through December 2024 and the California net operating loss carry forwards expire through December 2014. In addition, the Company has carry forwards of research and experimentation tax credits for federal and California income tax purposes of approximately $3.0 million and $3.2 million, respectively, as of December 31, 2004. The federal research and experimentation tax credits expire through December 2024. The state research and experimentation credits can be carried forward indefinitely. Under current tax law, net operating loss carry forwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interest of the Company resulting from significant stock transactions.
The Company’s income taxes payable for federal and state purposes has been reduced, and the deferred tax assets increased, by the tax benefits associated with taxable dispositions of employee stock options. When an employee exercises a stock option issued under a nonqualified plan or has a disqualifying disposition related to a qualified plan, the Company receives an income tax benefit calculated as the difference between the fair market value of the stock issued at the time of the exercise and the option price, tax effected. A portion of the valuation

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
allowance relates to the equity benefit of our net operating losses. The Company had approximately $1.1 million and $1.2 million of taxable dispositions of employee stock options for the years ended December 31, 2004 and 2003, respectively. A portion of the valuation allowance, when reduced, will be credited directly to stockholders’ equity.
The Company recorded a tax benefit of $0.4 million for state and foreign taxes for the year ended December 31, 2004, of which $0.3 million resulted from the reversal of all accruals and a refund related to tax assessments and penalties from the France Tax Authorities for the years ended December 31, 2001, 2000, and 1999, thereby settling all claims for those years. In addition, the Company recorded a tax benefit of $0.6 million due to the recognition of research and development tax credits from the Company’s Canadian operations. For the year ended December 31, 2003, the Company recorded a tax benefit of $1.8 million for state and foreign taxes, of which $1.4 million resulted from the reversal of a prior year accrual related to tax assessments and penalties from the France Tax Authorities for the tax years listed above. In addition, the Company recorded a tax benefit of $0.6 million due to the recognition of research and development tax credits from the Company’s Canadian operations.
Income (loss) before provision for income taxes consisted of (in thousands):

	December 31,
	2004	2003	2002
United States	$(26,779)	$(20,727)	$(70,935)
Foreign	185	(380)	551

Total	$(26,594)	$(21,107)	$(70,384)

The actual provision for income taxes differs from the statutory U.S. federal income tax rate as follows (in thousands):

	December 31,
	2004	2003	2002
Provision at U.S. statutory rate of 35%	$(9,308)	$(7,388)	$(24,634)
State income taxes, net of federal benefit	(854)	(856)	(3,327)
Change in valuation allowance	11,551 *	6,259	28,791
Effect of foreign income tax at various rates	(497)	(1,690)	497
Research and development tax credit	—	25	(821)
Deferred stock compensation	—	1,532	261

Other	(1,307)	312	33

Total	$(415)	$(1,806)	$800

*	The change in valuation allowance of $11,551 does not agree to the increase in the current year valuation allowance compared to the prior year as a result of management’s revised estimate of the effective state tax rates and apportionment factors.
16. SEGMENT REPORTING
The Company’s operating segments are defined as components of the Company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer of the Company.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The Company derives revenues from three primary sources: (1) license; (2) service; and (3) maintenance. Revenue and cost of revenue for the segments are identical to those presented on the accompanying consolidated statement of operations. The Company does not track expenses nor derive profit or loss based on these segments.
Sales of licenses, as well as services and maintenance through December 31, 2004, occurred through third-party resellers and through direct sales representatives located in the Company’s headquarters in Menlo Park, California, and in other locations. These sales were supported through the Menlo Park location. The Company does not separately report costs by region internally.
Revenues are based on the country in which the end-user is located. The following is a summary of license, service and maintenance revenue by geographic region (in thousands):

	Year Ended December 31,
	2004	2003	2002
License Revenue
United States	$19,393	$17,399	$16,951
Canada	1,011	5,319	2,267
Europe	3,517	3,084	3,491
Asia Pacific	2,270	2,217	2,017
Latin America	218	188	2,057

Total	$26,409	$28,207	$26,783

Service Revenue
United States	$7,566	$7,934	$5,877
Canada	5,967	5,118	1,043
Europe	1,475	889	633
Asia Pacific	707	269	181
Latin America	91	56	457

Total	$15,806	$14,266	$8,191

Maintenance Revenue
United States	$9,910	$7,965	$5,637
Canada	1,405	1,136	659
Europe	2,151	1,794	1,319
Asia Pacific	1,565	1,098	1,000
Latin America	631	572	496

Total	$15,662	$12,565	$9,111

Total Revenue
United States	$36,869	$33,298	$28,465
Canada	8,383	11,573	3,969
Europe	7,143	5,767	5,443
Asia Pacific	4,542	3,584	3,198
Latin America	940	816	3,010

Total Revenue	$57,877	$55,038	$44,085

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Total long-lived assets by international locations as of December 31 are as follows (in thousands):

	2004	2003
Long-Lived Assets:
Property and equipment, net:
United States	$2,932	$2,566
Europe	42	33
Asia Pacific	41	66
Canada	1,039	1,270
Latin America	5	2

Total	4,059	3,937
Intangible Assets:
United States	580	993

Total	580	993
Other Long Term Assets:
United States	16,549	11,384
Canada	201	198

Total	16,750	11,582

Total Long-Lived Assets	$21,389	$16,512

17. RELATED PARTIES
Certain members of the Company’s Board of Directors also serve as directors for companies to which the Company sells products in the ordinary course of its business. The Company believes that the terms of its transactions with those companies are no less favorable to the Company than the terms that would have been obtained absent those relationships.
Specifically, 1) through 2004, one former member of the Company’s Board of Directors was an officer of MCI, one of the Company’s customers, 2) one member of the Company’s Board of Directors is on the Board of Directors of Wells Fargo, which is a customer of the Company, and 3) one reseller, EPOS, is a wholly owned subsidiary of Tier Technologies, for which the Company’s President and CEO Charles W. Berger serves as a director.
Following table summarizes the accounts receivable from these three customers as of December 31, 2004 and 2003, respectively, (in thousands).

	Year Ended
	December 31,
	2004	2003
MCI	$303	$68
Wells Fargo	43	309
EPOS	94	—

Total	$440	$377

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Following table summarizes the revenue generated from these three customers for the years ended December 31, 2004, 2003 and 2002, respectively, (in thousands).

	Year Ended December 31,
	2004	2003	2002
MCI	$2,288	$2,989	$269
Wells Fargo	306	840	75
EPOS	599	104	44

Total	$3,193	$3,933	$388

18. SUPPLEMENTARY DATA: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
Summarized quarterly financial information is as follows (in thousands, except per share data):

		Year 2004
	Three Months Ended
	March 31	June 30	September 30	December 31
Net revenue	$12,702	$14,393	$14,469	$16,313
Gross profit	$9,309	$11,316	$10,941	$12,821
Loss from operations	$(2,938)	$(1,922)	$(22,132)	$(699)
Net loss	$(2,607)	$(1,596)	$(21,569)	$(407)
Basic and diluted net loss per share	$(0.07)	$(0.05)	$(0.61)	$(0.01)
Shares used to compute basic and diluted net loss per share	35,067	35,386	35,567	35,929

		Year 2003
	Three Months Ended
	March 31	June 30	September 30	December 31
Net revenue	$11,563	$12,924	$13,823	$16,728
Gross profit	$8,377	$9,685	$10,613	$13,463
Loss from operations	$(4,805)	$(4,495)	$(12,739)	$(248)
Net loss	$(4,275)	$(2,667)	$(12,172)	$(187)
Basic and diluted net loss per share	$(0.13)	$(0.08)	$(0.35)	$(0.01)
Shares used to compute basic and diluted net loss per share	34,169	34,375	34,503	34,826

SCHEDULE II
NUANCE COMMUNICATIONS, INC.
SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS AT DECEMBER 31, 2004

	Balance at			Balance at
	Begin of	Charged to		End of
	Period	Expenses	Deduction	Period
		(in thousands)
Year ended December 31, 2002 Allowance for Doubtful Accounts	1,312	59	(701)	670
Year ended December 31, 2003
Allowance for Doubtful Accounts	670	343	(176)	837
Year ended December 31, 2004 Allowance for Doubtful Accounts	837	(59)	(195)	583